UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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MATEON THERAPEUTICS, INC.

(Name of Registrant As Specified In Charter)

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MATEON THERAPEUTICS, INC.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Mateon Therapeutics, Inc., a Delaware corporation (the “Company”) is furnishing the accompanying Information Statement to the holders (“Stockholders”) of shares of its common stock, par value $0.01 per share (“Common Stock”) to notify them that on May 14, 2019, the Company received written consent in lieu of an annual general meeting of Stockholders (the “Written Consent”) from Stockholders representing approximately 65.7% of the total voting power of Common Stock approving the following actions (collectively, the “Corporate Actions”):

(1)	election of four individuals to serve as directors of the Company until the next annual meeting of directors, including two continuing directors and two new directors:

Vuong Trieu (continuing)

William D. Schwieterman (continuing)

Steven W. King (new)

Anthony E. Maida III (new);

(2)	approval to change the name of the Company to “Oncotelic, Inc.” and to change its ticker symbol (the “Name Change”);

(3)	approval of a reverse stock split of the outstanding Common Stock in a ratio of up to 1 for 50, with the precise ratio determined by the Board of Directors (the “Reverse Split”);

(4)	approval of an increase in the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”);

(5)	approval of an amended and restated certificate of incorporation for the Company to give effect to the Name Change, Reverse Split and Recapitalization; and

(6)	approval of amended and restated Bylaws for the Company.

The accompanying Information Statement is being furnished to our Stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, for the purpose of informing our Stockholders of the action taken by the Written Consent before they become effective. We are also furnishing this Information Statement to Stockholders in satisfaction of the notice requirement under Section 228 of the Delaware General Corporation Law. No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights are afforded to Stockholders as a result of the approval of the Corporate Actions.

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

Pursuant to Regulation 14C, the Corporate Actions requiring Stockholder consent, including the appointment of the two new directors, the Reverse Split and the Recapitalization cannot take place until at least twenty (20) calendar days after the accompanying Information Statement is first sent to our Stockholders.

THIS IS NOT A NOTICE OF AN ANNUAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACCOMPANYING INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(c) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

We are also enclosing with this notice a copy of our Annual Report on Form 10-K for the year ended December 31, 2018.

The accompanying Information Statement and Annual Report are being mailed to Stockholders on or about June [●], 2019.

Dated: June [●], 2019
By Order of the Board of Directors,

/s/ VUONG TRIEU
Vuong Trieu
Chief Executive Officer

MATEON THERAPEUTICS, INC.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED

ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

MAY 14, 2019

In this Information Statement, we refer to Mateon Therapeutics, Inc., a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

Our board of directors (the “Board”) is furnishing this Information Statement to holders (“Stockholders”) of our common stock, par value $0.01 per share (“Common Stock”) to inform them of an action taken by written consent on May 14, 2019 (the “Written Consent”). Stockholders representing approximately 66% of the total voting power of the Common Stock approved the following corporate actions (collectively, the “Corporate Actions”) pursuant to the Written Consent:

(1)	election of four individuals to serve as directors of the Company until the next annual meeting of directors, including two continuing directors and two new directors:

Vuong Trieu (continuing)

William D. Schwieterman (continuing)

Steven W. King (new)

Anthony Maida (new);

(2)	approval to change the name of the Company to “Oncotelic, Inc.” and to change its ticker symbol (the “Name Change”);

(3)	approval of a reverse stock split of the outstanding Common Stock in a ratio up to 1 for 50, with the precise amount determined by the Board of Directors (the “Reverse Split”);

(4)	approval of an increase in the authorized number of shares of Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”);

(5)	approval of an amended and restated certificate of incorporation for the Company (the “Certificate of Incorporation”) to give effect to the Name Change, Reverse Split and Recapitalization; and

(6)	approval of amended and restated Bylaws for the Company (the “Bylaws”).

This Information Statement is being mailed on or about June [●], 2019 to our Stockholders of record as of May 14, 2019. The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

GENERAL INFORMATION

Background of the Corporate Actions

On April 22, 2019, the Company completed its business combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) with Oncotelic, Inc., a Delaware corporation (“Oncotelic”), a clinical-stage biopharmaceutical company focused on the treatment of cancer using TGF-ß RNA. Under the terms of the Merger Agreement, Oncotelic was merged into a wholly-owned subsidiary of the Company (the “Merger”).

On the effectiveness of the Merger, each share of Oncotelic common stock outstanding immediately prior to the Merger (excluding any shares of Oncotelic held by stockholders exercising dissenters’ appraisal rights) was converted solely into the right to receive (i) 3.97335267 shares of the Company’s Common Stock, and (ii) 0.01877292 shares of the Company’s newly designated Series A Convertible Preferred Stock (the “Preferred Stock”). The Merger constituted a change of control of the Company. Following the closing of the Merger, the former Oncotelic security holders own approximately 85% of the Company’s issued and outstanding Common Stock (including any shares of Common Stock issuable upon conversion of the Preferred Stock), and the Company’s stockholders prior to the Merger own approximately 15% of the Company’s issued and outstanding Common Stock (including any shares of Common Stock issuable upon conversion of the Preferred Stock).

In connection with the Merger, the Company’s former directors (other than William D. Schwieterman) resigned, and new nominees designated by Oncotelic are now being proposed to the Board. In addition, the Corporate Actions are intended to allow the Company to re-brand itself under the “Oncotelic” name and to reorganize its capital structure to create additional flexibility to pursue opportunities to secure needed capital to finance the Company’s ongoing operations and to pursue strategic initiatives as they arise.

Purpose of the Information Statement

Some of the Corporate Actions required the approval of our Stockholders. In order to eliminate the time and costs involved in soliciting proxies and holding a meeting, our Board elected to seek approval of the Corporate Actions through the Written Consent.

Under the Delaware General Corporation Law, we are permitted to secure the approval the Corporate Actions by written consent our Stockholders holding the minimum number of votes which would be necessary to authorize such actions at a meeting at which all shares entitled to vote thereon were present. Delaware law also requires that we provide notice of any actions approved by written consent to the stockholders of record who did not consent to such action and who would have been entitled to notice of the meeting. This Information Statement serves as that notice.

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), also imposes a requirement on public reporting companies to provide an Information Statement to their stockholders, in situations where corporate actions are approved by written consent, and not all stockholders are not solicited. This Information Statement is being provided in accordance with Section 14(c) of the Exchange Act. Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions that required approval of our Stockholders, including the appointment of the new directors, the Reverse Split and the Recapitalization, cannot be effected until at least 20 days after the date on which this Information Statement has been mailed to the Stockholders.

Vote Required and Secured

As of May 14, 2019, there were (a) 82,100,664 shares of our Common Stock and (b) 193,712.955 shares of Preferred Stock issued and outstanding. Each share of Preferred Stock is convertible into 1,000 shares of Common Stock.

Each share of outstanding Common Stock is entitled to one vote on matters submitted to the Stockholders. Each share of outstanding Preferred Stock is entitled to vote on matters submitted to the Stockholders on “as-converted” basis, so 1,000 votes per share. On May 14, 2019, the total number of shares entitled to vote (including the conversion of the Preferred Stock) was 275,813,619 shares. Under Delaware law and our Bylaws, a majority of the voting power of the outstanding Common Stock, or at least 137,906,810 votes, was required to approve the Corporate Actions.

The following Stockholders signed the Written Consent to approve the Corporate Actions:

Name of Beneficial Owner	Common Stock Beneficially Owned	Preferred Stock Beneficially Owned	Total Voting Power	Percentage of Total Voting Power
Vuong Trieu	15,758,808	74,455.718	90,214,526	32.7%
Larn Hwang	4,095,581	19,350.411	23,445,992	8.5%
Chao Hsiao	2,978,076	14,070.529	17,048,605	6.2%
Autotelic, Inc.	2,931,223	13,849.161	16,780,384	6.1%
Chulho Park	2,811,819	13,285.013	16,096,832	5.8%
Tapas De	1,876,323	8,865.070	10,741,393	3.9%
Falguni Trieu	1,200,504	5,672.025	6,872,529	2.5%

Total	31,652,334	149,547.929	181,200,263	65.7%

Each of the Stockholders above (the “Majority Stockholders”) voted all of their respective shares for each of the separate Corporate Actions discussed in this Information Statement.

For a discussion of the beneficial ownership of the Company’s outstanding Common Stock and Preferred Stock by the Company’s directors, executive officers and 5% stockholders, see “Security Ownership of Management and Certain Beneficial Owners” below.

Appraisal Rights

Neither Delaware law nor our Certificate of Incorporation provide our Stockholders with appraisal rights in connection with any of the Corporate Actions discussed in this Information Statement.

Interests of Certain Persons

Our directors and executive officers that have been nominated or appointed to office in connection with the Merger, including Vuong Trieu, Steven W. King, Anthony E. Maida III, Fatih Uckun and Chulho Park, received shares of Preferred Stock in connection with the Merger. Each of these individuals has an interest in the Reverse Split and the Recapitalization as either could result in the automatic conversion of the Preferred Stock into Common Stock.

CORPORATE ACTION NO. 1:

ELECTION OF DIRECTORS

The following persons were nominated by the Board for election to the Company’s Board:

Name	Age	Position
Steven W. King	55	Director
Anthony E. Maida III	67	Director
William D. Schwieterman	61	Director
Vuong Trieu	55	Chairman of the Board

The Majority Stockholders, pursuant to the Written Consent, approved the election of each of the foregoing individuals to the Board to serve until the next annual meeting of our Stockholders, or until their successors are duly elected and qualified.

The Company believes that each of the persons nominated for election to the Board has the experience, qualifications, attributes and skills which, when taken as a whole, will enable the Board to satisfy its oversight responsibilities effectively. The discussion below includes information on the recent business experience of the nominee and a discussion of factors that led to the Board’s conclusion that each would make valuable contributions to the Board.

Steven W. King, served as the CEO of Peregrine Pharmaceuticals, Inc. (Nasdaq: CDMO) and its wholly-owned biomanufacturing subsidiary Avid Bioservices, Inc., for over 15 years, during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million. Prior to joining Peregrine, Mr. King was employed at Vascular Targeting Technologies, Inc., which was acquired by Peregrine in 1997. Mr. King served in a variety of executive roles at Peregrine, including Director of Research and Development (1997 to 2000), Vice President Technology and Product development (2000 to 2002), Chief Operating officer (2002 to 2003) and Chief Executive Officer (2003 to 2017). Mr. King served on the Board of Directors of Peregrine from 2003 until 2017. Mr. King previously worked at the University of Texas Southwestern Medical Center and is co-inventor on over 40 U.S. and foreign patents and patent applications in the vascular targeting agent field. Mr. King received his Bachelor’s and Master’s degrees from Texas Tech University in Cell and Molecular Biology.

The Board nominated Mr. King to serve as a director because of his extensive scientific understanding of technologies in development and expertise in developing and manufacturing biologics, combined with the perspective and experience he brings from having served on the boards of public companies.

Anthony E. Maida III, Ph.D., M.A., M.B.A. has been involved in the clinical development of immunotherapy for over 27 years at various C levels. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. From June 2009 through June 2010, Dr. Maida served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. Dr. Maida is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. (Nasdaq GS: SPPI) and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the board of directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer and the American Chemical Society.

The Board believes that Dr. Maida’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

William D. Schwieterman, M.D. served as President and Chief Executive Officer of the Company from 2015 until the Merger with Oncotelic. During that time, he also served as a member of the Board of Directors and as its Chairman. Dr. Schwieterman has also been an independent consultant to biotech and pharmaceutical companies, including to the Company, specializing in clinical development since July 2002. Dr. Schwieterman is a board-certified internist and a rheumatologist. Dr. Schwieterman was previously a part-time employee of Perceptive Advisors, LLC, a hedge fund based in New York, New York. From 2009 to 2014, Dr. Schwieterman was the Chief Medical Officer of Chelsea Therapeutics, Inc., a publicly-traded biopharmaceutical development company, where he led the Chelsea Therapeutics clinical development team toward the approval of droxidopa for the treatment of symptoms of Parkinson’s disease and other neurogenerative diseases. Dr. Schwieterman was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the United States Food and Drug Administration (the “FDA”). In these capacities and others, Dr. Schwieterman spent 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development plans for a large number of different types of molecules. Dr. Schwieterman holds a B.S. and M.D. from the University of Cincinnati.

The Board nominated Dr. Schwieterman as director because of his medical training, expertise with regulatory matters involving the FDA, and his familiarity with the clinical trials process and the Company’s legacy product candidates developed prior to the Merger with Oncotelic.

Vuong Trieu, Ph.D. is the founder and chairman of Oncotelic and was appointed to the Company’s Board and to serve as Chairman of the Board in connection with the Merger with Oncotelic. Dr. Trieu has been involved in drug discovery, development, and commercialization for over 25 years, including his contributions as co-inventor of Abraxane®. He has served as Chairman and Chief Executive Officer of Oncotelic, Inc. since its formation in 2015. He previously served as Executive Chairman and Interim CEO of Marina Biotech, Inc. from 2016 to 2018. Marina Biotech is a developer of tkRNA for the treatment of FAP/CRC (Familial adenomatous polyposis/Colorectal Cancer). He also served as President and CEO of IgDraSol, Inc.—developer of a 2nd generation Abraxane—beginning in 2012 until its acquisition by Sorrento Therapeutics, Inc. in 2013. He served as Chief Scientific Officer for Sorrento Therapeutics, Inc. and a member of that company’s board of directors from 2013 until 2014. Previously, Dr. Trieu was Sr. Director of Pharmacology/Biology at Abraxis Bioscience/Celgene, where he led the preclinical, clinical and PK/biomarker development of Abraxane, and was the co-inventor of the intellectual property covering Abraxane. Earlier in his career, Dr. Trieu held positions at Genetic Therapy/Sandoz (leading the adenoviral gene therapy program against atherosclerosis), Applied Molecular Evolution (AME)/Lily (leading the expression, purification, and preclinical testing of mAb therapeutics) and Parker Hughes Institute (Director of Cardiovascular Biology program that evaluated a series of small molecules and biologics against preclinical models of atherosclerosis, dyslipidemia, stroke, ALS, and restenosis). Dr. Trieu holds a PhD in Microbiology, BS in Microbiology and Botany. He is a member of ENDO, ASCO, AACR, and many other professional organizations. Dr. Trieu published widely in oncology, cardiovascular, and drug development. Dr. Trieu has over 100 patent applications and 39 issued U.S. patents.

The Board believes that Dr. Trieu’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on the Board.

Effective Time of the Director Elections

William D. Schwieterman and Vuong Trieu are current members of the Board and continue to serve.

Under applicable SEC regulations, we are required to wait for a period of 20 days from the mailing of this Information Statement to our Stockholders before the appointment of the new directors can be effective. Consequently, Steven W. King and Anthony E. Maida III’s appointment will be effective 20 days from the mailing of this Information Statement.

CORPORATE ACTION NO. 2:

APPROVAL OF THE NAME CHANGE AND TICKER SYMBOL CHANGE

The Board has unanimously adopted and the Majority Stockholders have approved an amendment to the Company’s Certificate of Incorporation to change our corporate name from Mateon Therapeutics, Inc. to Oncotelic, Inc. (the “Name Change”).

Reasons for the Name Change

The Board believes that the Name Change is appropriate in connection with the Merger. The majority of the Company’s operations are expected to focus on product candidates developed by Oncotelic. In addition, the Name Change is intended to create brand awareness with the Company’ focus on drug development in the field of oncology.

The Name Change will not affect the status of the Company or the rights of any Stockholders in any respect, or the validity or transferability of stock certificates presently outstanding. The Company’s Stockholders will not be required to exchange stock certificates in connection with the name change. Any outstanding physical stock certificate that represents a Stockholder’s shares of Common Stock will continue to represent such Stockholder’s ownership of such shares. If physical certificates are presented for transfer in the ordinary course, new certificates bearing the new corporate name will be issued.

In connection with the Name Change, we intend to change our trading symbol from “MATN” to “OTLC” or another symbol more closely aligned with “Oncotelic.”

Effective Time of the Name Change

The Name Change will become effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. The amendment to the Certificate of Incorporation will become effective on the date that it is accepted for filing by the Delaware Secretary of State, unless we specify a later date for effectiveness.

Under applicable SEC regulations, we are required to wait for a period of 20 days from the mailing of this Information Statement to our Stockholders before we can affect the Name Change and file an amendment to our Certificate of Incorporation. Our Board expects to file the amendment to effect the Name Change promptly following the 20-day notice period. Our Board currently intends to coordinate the Name Change with the change in our ticker symbol, so they occur and are effective on the same trading day.

CORPORATE ACTION NO. 3:

APPROVAL OF THE REVERSE SPLIT

The Board and the Majority Stockholders have approved a proposal to effect a reverse stock split of all of the Company’s issued and outstanding Common Stock at a ratio of up to 1-for-50 (the “Reverse Split”), with the Board having the discretion as to whether or not effect the Reverse Split and to specify the exact ratio in its sole discretion.

Principal Reasons for Reverse Split

The Board believes that it is advisable and in the best interests of the Company and its Stockholders to effect the Reverse Split for several reasons.

The Board believes that a Reverse Split, which is intended to result in a higher per share trading price of the Common Stock, will enable the Company to attract additional interest in the Common Stock from the investment community, and particularly market-makers. Numerous broker-dealers and investment bankers require that a company’s common stock have a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security. As a result, the Reverse Split has the potential to attract additional market makers and improve the liquidity of the public market for our Common Stock.

Also, our Common Stock is currently quoted on the over-the-counter market on the OTCQB. In connection with our financing activities, our Board intends to apply for the listing of our Common Stock on the Nasdaq Capital Market or a similar national stock exchange. Shares traded on a national stock exchange generally have more analyst coverage, higher trading volumes, and increased liquidity. Initial listing on Nasdaq requires, among other things, that the Common Stock maintain a minimum bid price of $4.00 per share. The Reverse Split is intended, in part, to help the Company meet the minimum trading price for up-listing on the Nasdaq Capital Market.

Effect of Reverse Split

Upon effectiveness of the Reverse Split, our outstanding Common Stock (including any Common Stock issuable upon conversion of the Preferred Stock) will be combined, such that up to 50 shares of existing Common Stock will be combined into one new share of Common Stock. At May 14, 2019, the Company had 82,100,664 shares of our Common Stock outstanding and a further 193,712,955 shares Common Stock issuable upon conversion of outstanding Preferred Stock, against a total of 150,000,000 authorized shares. As a result, the Reverse Split, if and when effected by the Board, will decrease the Company’s issued and outstanding shares of Common Stock. The table below shows, as of May 14, 2019, the number of outstanding shares of Common Stock (including shares that would be issued upon conversion of the Preferred Stock) that would result from the Reverse Split (without giving effect to the treatment of fractional shares) if our Board were to approve a Reverse Split in the ratio of 1 for 5 (the lower end of the authorized range), 1 for 25 (the midpoint of the authorized range) or 1 for 50 (the maximum authorized range).

Reverse Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Split
1 for 5	55,162,724
1 for 25	11,032,545
1 for 50	5,516,272

Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of the Company’s issued and outstanding Common Stock immediately following the Reverse Split as such Stockholder holds immediately prior to the Reverse Split. The

Reverse Split will affect all holders of our Common Stock uniformly and will not affect any Stockholder’s percentage ownership interest in the Company or proportionate voting power (subject to the treatment of fractional shares).

The Company does not currently intend to issue fractional shares in connection with the Reverse Split. In lieu of issuing fractions of shares, our Board may elect to either (a) pay cash in lieu of fractional shares, or (b) round up to the next whole number.

Establishing the Ratio

The Board believes that the ability to determine the timing and to set the ratio within a range will provide it with the flexibility to implement the Reverse Split in a manner that maximizes the anticipated benefits for the Company and our Stockholders. In determining whether to implement the Reverse Split and the specific ratio for the Reverse Split, the Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of the Common Stock;

•	the prevailing trading price and trading volume of the Common Stock, and the anticipated impact of the Reverse Split on the trading market for the Common Stock;

•	the anticipated impact of the Reverse Split on the Company’s ability to raise additional financing;

•	the anticipated impact of the Reverse Split on the trading price the number of round lot stockholders needed for up-listing on national stock exchanges; and

•	the number of authorized shares of Common Stock available for issuance pursuant to the Company’s obligations under outstanding debentures, warrants, options, and other convertible securities.

Certain Federal Income Tax Consequences of the Reverse Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to “U.S. holders” of our Common Stock. A U.S. holder for these purposes is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock. A trust may also be a U.S. holder if (a) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold the Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Split.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (a) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark-to-market and dealers in securities or currencies, (b) persons that hold the Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Effective Time of the Reverse Split

The Reverse Split will require an amendment of our Certificate of Incorporation. The amendment filed will set forth the number of issued and outstanding shares to be combined into one share of Common Stock within the limits set forth in this Corporate Action. The Reverse Split will become effective on the date that our amended Certificate of Incorporation is accepted for filing with the Delaware Secretary of State, unless the amendment specifies a later date for effectiveness.

Under applicable SEC regulations, we are required to wait for a period of 20 days from the mailing of this Information Statement to our Stockholders before we can amend the Certificate of Incorporation to effect the Recapitalization. Our Board does not have immediate plans to effect the Reverse Split, but reserves the flexibility to effect the Reverse Split at such time and in such amount as it deems beneficial for our Stockholders, such as in connection with a financing or in connection with an application for listing on the Nasdaq Capital Market.

CORPORATE ACTION NO. 4:

APPROVAL OF RECAPITALIZATION

Our Board and the Majority Stockholders have approved a proposal to increase the authorized number of shares of our Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”).

Reasons for the Recapitalization

Our Certificate of Incorporation currently provides for authorized capital consisting of 165,000,000 shares, of which 15,000,000 are designated as preferred stock, par value $0.01 per shares and 150,000,000 are designated as common stock, $0.01 per share.

As of the May 14, 2019, we had 82,100,664 shares of Common Stock outstanding and an additional 193,712,955 shares issuable upon conversion of outstanding Preferred Stock. In addition, we have 29,001,826 shares of Common Stock that are issuable upon the exercise of outstanding options and warrants to purchase Common Stock, 1,019,303 shares of Common Stock that are reserved for issuance to Oncotelic stockholders pending the waiver of dissenters’ rights, 2,464,383 shares of Common Stock that are reserved for issuance under the Company’s stock incentive plans, and 30,000,000 shares of Common Stock that are reserved for issuance upon conversion of the Company’s outstanding convertible debentures. The Company issued Preferred Stock in connection with the Merger with Oncotelic because it did not have sufficient authorized Common Stock to complete the transaction through the issuance of Common Stock.

Currently, holders of our outstanding Preferred Stock have the right at their discretion to convert their Preferred Stock to Common Stock, subject to the limits of the Company’s available authorized but unissued Common Stock. Our outstanding Preferred Stock, by its terms, will convert automatically into shares of Common Stock upon a change in our capitalization that creates sufficient capital to convert all outstanding Preferred Stock simultaneously. Consequently, the Recapitalization would, even without a Reverse Split, result in the automatic conversion of all of our Preferred Stock into Common Stock.

We will require substantial additional capital to finance the development, testing and potential marketing of our drug candidates. The Company has traditionally financed its operations through the sale of equity securities, and intends to raise additional capital through the sale of additional equity securities. We currently have a limited number of authorized but unissued shares of Common Stock, and the number of our outstanding derivative securities exceeds the number of our authorized but unissued shares of Common Stock. We are consequently directly limited in the number of shares of Common Stock that we can issue. We could attempt to raise capital through the sale of additional Preferred Stock, but our Board of Directors believes that potential future financial or strategic investors in our Preferred Stock will want an ability to convert those shares into Common Stock. Consequently, our Board believes that the Company’s current capital structure constrains its ability to secure the capital that the Company requires to continue its business plan.

Our Board believes that the Recapitalization, whether on its own or in combination with the Reverse Split, will provide the Company with additional flexibility to issue Common Stock for a variety of general corporate purposes, including future financings, licensing agreements, or other acquisitions. There are no agreements or arrangements in place for any such future or other strategic transactions at this time.

Effective Time of the Recapitalization

The Recapitalization will require an amendment of our Certificate of Incorporation to increase the number of authorized shares of Common Stock. It will become effective on the date that our amended Certificate of Incorporation is accepted for filing with the Delaware Secretary of State, unless the amendment specifies a later date for effectiveness.

Under applicable SEC regulations, we are required to wait for a period of 20 days from the mailing of this Information Statement to our Stockholders before we can amend the Certificate of Incorporation to effect the Recapitalization. Our Board expects to file the Certificate of Incorporation promptly following the 20-day notice period in order to effect the conversion of all outstanding Preferred Stock into Common Stock.

CORPORATE ACTION NO. 5

ADOPTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board and Majority Stockholders have approved the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) substantially in the form attached hereto as Exhibit B.

Reasons for the Amendment and Restatement of the Certificate of Incorporation

The Certificate of Incorporation is being amended to effect the various transactions described in this Information Statement, including the Name Change, the Reverse Split, and the Recapitalization, as stated in Actions Nos. 2, 3 and 4 above.

Since its initial incorporation, the Company has gone through several name changes, capital changes and other amendments to its charter documents. The restatement of the Certificate of Incorporation is intended to incorporate in a single, simplified document, all of the current charter provisions for the Company.

The Certificate of Incorporation also includes a forum selection provision which directs that (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine be brought exclusively in the Court of Chancery of the State of Delaware.

Our Board of Directors believes that the Court of Chancery is the best forum for adjudicating issues related to the internal affairs of the Company. The Court of Chancery hears as number of cases involving corporate governance issues arising under the Delaware General Corporation Law, and has a reputation for a strong judicial bench. The forum selection provision does not apply to investor claims that arise outside of the internal affairs of the corporation, such as securities claims arising out of a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Effective Time of the Amendment and Restatement of the Certificate of Incorporation

The Certificate of Incorporation will become effective on the date that it is accepted for filing by the Delaware Secretary of State. The text of the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State to effectuate the Amendment.

Under applicable SEC regulations, the Company is required to wait for a period of 20 days from the mailing of this Information Statement to our Stockholders before it can file the Certificate of Incorporation. Our Board currently expects to file the Certificate of Incorporation promptly following the 20-day notice period.

CORPORATE ACTION NO. 6

ADOPTION OF AMENDED AND RESTATED BYLAWS

Our Board and the Majority Stockholders have approved the Amended and Restated Bylaws (the “Bylaws”), substantially in the form attached hereto as Exhibit C.

Reason for the Amendment to the Bylaws

The Board determined to amend and restate the Bylaws to reflect the Name Change and to modify certain governance provisions. In addition to revisions for general clarification, the most significant revisions were:

Stockholder Action by Written Consent. Our prior bylaws did not permit any action to be taken by Stockholders by written consent. Our Board amended the bylaws to permit our Stockholders to take action at any annual or special meeting of Stockholders without a meeting, without prior notice, and without a vote if there is written consent signed by the Stockholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, in accordance with Delaware law.

Notice Period for Stockholder Proposal of Business. Our prior bylaws required stockholders to give advance notice of a nomination for director or a proposal of business brought before an annual meeting by a Stockholder of not less than 45 days or more than 75 days prior to the anniversary of the previous year’s annual meeting. The Board has amended the notice period to not less than 60 days or more than 90 days prior to the anniversary of the prior year’s annual meeting.

Effective Time of the Amendment to the Bylaws

The Board had the authority to amend the Bylaws. Consequently, the amendment was effective on May 13, 2019. The Written Consent was secured to have the Stockholders ratify the Board’s decision to amend the Bylaws. That ratification will become effective 20 days following the date that this Information Statement is sent to our Stockholders.

CORPORATE GOVERNANCE

Because the actions taken in the Written Consent were taken in lieu of an annual meeting of our Stockholders, under applicable SEC rules we are required to provide information concerning our corporate governance with respect to the year ended December 31, 2018. Following that period, the Company entered into the Merger with Oncotelic. Pursuant to the Merger, the Company’s Board and executive officers were substantially reorganized. Accordingly the following information discusses certain corporate governance issues as they were in effect for the year ended December 31, 2018, as well as certain information with respect to our Board following the Merger.

Board and Committee Meetings

Our Board of Directors consisted of five members during the year ended December 31, 2018: Dr. David J. Chaplin, Dr. Simon C. Pedder, Mr. Donald R. Reynolds, Dr. Bobby W. Sandage, Jr. and Dr. William D. Schwieterman. Under our Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified.

During the year ended December 31, 2018, the Board of Directors held two meetings and took action by written consent on two occasions. The Board of Directors has established three committees whose functions and current members are noted below. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee which consist solely of members of the Board of Directors. Our Audit Committee met four times during 2018. Our Compensation Committee and Nominating and Governance Committee each to action by written consent on one occasion in 2018. Each director who served during 2018 attended 75% or more of the aggregate number of meetings of the Board of Directors and Board Committees on which he served during 2018. The Board has also adopted a policy under which each member of the Board who chooses to attend the annual meeting of our Stockholders is expected to do so at his or her own expense. One director in office at the time of our annual meeting of Stockholders in 2018 standing for re-election attended our 2018 annual meeting.

In connection with the Merger, all of the directors other than Dr. Schwieterman resigned, and Dr. Trieu was appointed to the Board. In connection with Corporate Action No. 1, our Board has nominated and the Majority Shareholders have approved the election of Mr. King and Dr. Maida to the Board.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or as otherwise determined by our Board of Directors.

Audit Committee

The Audit Committee consisted of Dr. Sandage (Chairman), Dr. Pedder and Mr. Reynolds for the year ended December 31, 2018. The Board determined that Dr. Sandage is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews our annual financial statements, considers matters relating to accounting policy and internal controls, and reviews the scope of our annual audits.

The Board of Directors has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.mateon.com. All members of our Audit Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies.

Following the Merger, Dr. Maida is expected to serve as chair of our Audit Committee once his election to the Board is effective. The Board has determined that Dr. Maida is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. We intend to appoint two additional members to the Audit Committee that will qualify as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies

Compensation Committee

The Compensation Committee consisted of Dr. Pedder (Chairperson), Mr. Reynolds and Dr. Sandage for the year ended December 31, 2018.

The Compensation Committee’s responsibilities include making recommendations to the Board of Directors regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, and appropriate compensation levels for our Chief Executive Officer (or “CEO”), which are determined without the CEO present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. Our Compensation Committee also administers our 2005 Stock Plan, our 2015 Equity Incentive Plan and our 2017 Equity Incentive Plan. Each member of the Compensation Committee qualifies as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies, and qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation, and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Compensation Committee members believe that an adjustment is warranted in order to remain competitive. The executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards may be made to each executive based on his or her contribution to achieving the objectives. Awards are made based on either provisions of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives.

The Compensation Committee also typically reviews our director compensation on at least an annual basis.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities, although has not done so within the past two years.

Following the Merger, Mr. King and Dr. Maida are expected to serve on the Compensation Committee once their election is effective. We intend to appoint one additional member to the Compensation Committee that will qualify as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies.

Nominating and Governance Committee

The Nominating and Governance Committee consisted of Mr. Reynolds (Chairman), Dr. Pedder and Dr. Sandage at December 31, 2018.

The Nominating and Governance Committee’s responsibilities include making recommendations to the full Board as to the size and composition of the Board and making recommendations as to particular nominees to the Board. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies.

Following the Merger, Mr. King and Dr. Maida are expected to serve on the Nominating and Governance Committee once their election is effective. We intend to appoint one additional member to the Nominating and Governance Committee that will qualify as independent under the definition promulgated by The Nasdaq Stock Market and OTC Markets’ OTCQX Rules for U.S. Companies

Compensation Committee Interlocks and Insider Participation

Dr. Pedder, Mr. Reynolds and Dr. Sandage were members of the Compensation Committee in 2018. No member of the Compensation and Management Development Committee has had a relationship with our Company or any of our subsidiaries other than as a director and stockholder and no member has been an officer or employee of our Company or any of our subsidiaries, a participant in a “related person” transaction or an executive officer of another entity where one of our executive officers serves on the Board.

Director Independence

Our Board of Directors has reviewed the composition of our Board and its committees and the independence of each director for the year ended December 31, 2018. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exception of Dr. Schwieterman and Dr. Chaplin, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Following the Merger, neither Dr. Trieu nor Dr. Schwieterman are independent. Our Board believes that each of Mr. King and Dr. Maida, when their election is effective, will each be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Director Compensation

The following table shows the total compensation paid or accrued during 2018 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
David J. Chaplin, Ph.D.	$—	$40,000	$40,000
Simon C. Pedder, Ph.D.	$—	$40,000	$40,000
Donald R. Reynolds	$—	$40,000	$40,000
Bobby W. Sandage, Jr., Ph.D.	$—	$40,000	$40,000

(1)

Effective with quarterly board fees for the fourth quarter of 2017, the Board of Directors has suspended all cash payments for Board service until the Company’s financial position improves sufficiently to warrant reinstatement of these fees.

(2)

The exercise price of these options is $0.22 per share, which was the market value of the Company’s common stock on the date of grant, with each option exercisable for 258,171 shares of common stock. The fair values for the awards granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Weighted-Average Assumptions
Risk-free interest rate	2.8%
Expected life (years)	5.2
Expected volatility	88%
Dividend yield	0.00%

Although the initial terms of the above options provided that they vest one year subsequent to grant, pursuant to rules of the SEC the values in the table represents the full value at the grant date only and the values do not take into account subsequent increases or decreases in actual value to the recipient. See Note 6 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in the Form 10-K.

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Committees of our Board.

Fees. In October 2016, the Board of Directors amended and restated its director compensation policy (as amended and restated, the “2016 Director Compensation Policy”). In accordance with the 2016 Director Compensation Policy, the following cash fees are payable to non-employee directors quarterly in arrears at the end of each quarter:

Board or Committee of Board	Annual Cash Retainer Amount
Member of the Board	$40,000
Chairperson of the Board (in addition to compensation as a Member of the Board)	$20,000
Chairperson of Audit, Compensation and Nominating and Governance Committee (in addition to compensation as a Member of the Board and as a member of the respective committee)	$3,000
Audit Committee Member (in addition to compensation as a Member of the Board)	$5,000
Compensation and Nominating and Governance Committee Member (in addition to compensation as a Member of the Board)	$3,000

A new non-employee director joining the Board during the course of the year on a date other than the first day of the fiscal quarter will receive his or her cash compensation for that quarter pro-rated.

In October 2017, the Board of Directors suspended all cash payments for Board service until the Company’s financial position improved sufficiently to warrant reinstatement of cash fees.

Equity Grants. In accordance with the 2016 Director Compensation Policy, on the date of each annual meeting, each non-employee director is granted a non-qualified stock option to purchase shares of our Common Stock valued at $40,000 on the date of grant, which will vest in full one year from the grant date, subject to the applicable director’s continued service on the Board as of the vesting date.

A new non-employee director joining the Board will be granted an option to purchase shares of our common stock valued at $50,000 on or shortly after the first date of his or her service, which will vest over a three-year period subject to the director’s continued service on the Board as of each vesting date.

Each option granted under the 2016 Director Compensation Policy will have an exercise price equal to the closing price of our common stock on the applicable trading market on the date of grant, or if the date of grant is not a trading day, the closing price on the next trading day following the date of grant, and each option will have a term of six years. The number of options to be received under the 2016 Director Compensation Policy will be calculated using the Black-Scholes valuation method.

Options granted pursuant to the 2016 Director Compensation Policy are subject to the terms and conditions of the applicable stock plan. Under the terms of the 2015 Incentive Plan and the 2017 Incentive Plan, directors may be granted shares of common stock, stock-based awards, and/or stock options to purchase shares of common stock.

Stockholder Communications to the Board

Generally, Stockholders who have questions or concerns should contact our Investor Relations department at (650) 635-7000. However, any Stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should submit his or her questions to the appropriate director using the Investor Relations email link in the “Contact Us” section on the Company’s website at www.mateon.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	Junk mail and mass mailings;

•	Resumes and other forms of job inquiries;

•	Surveys; and

•	Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Our whistleblower hotline is accessible by telephone at 844-990-0002, by e-mail at reports@lighthouse-services.com, and online at http://www.lighthouse-services.com/Mateon.

EXECUTIVE OFFICERS

Because the actions taken in the Written Consent were taken in lieu of an annual meeting of our Stockholders, under applicable SEC rules we are required to provide information concerning our executive officers and executive compensation with respect to the year ended December 31, 2018. Following that period, the Company entered into the Merger with Oncotelic. Pursuant to the Merger, the Company’s Board and executive officers were substantially reorganized. Accordingly the following information discusses our executive officers and executive compensation for the year ended December 31, 2018, as well as certain information with respect to our executive officers following the Merger.

Executive Officers

For the year ended December 31, 2018, Dr. Schwieterman and Matthew M. Loar were the Company’s named executive officers. Dr. Schwieterman’s biography is above. Mr. Loar continues to serve as the Company’s Chief Financial Officer, and his biography is contained below.

On April 22, 2019, William D. Schwieterman, M.D. resigned from his position as the Company’s Chief Executive Officer, pursuant to the terms of the Merger Agreement and the Separation and Release Agreement dated April 17, 2019 between the Company and Dr. Schwieterman.

Pursuant to the terms of the Merger Agreement, the following individuals have been appointed the executive officers of the Company, effective as of the closing of the Merger, to serve until the next annual meeting of the Board and until their successors are duly elected and qualified:

Name	Age	Title
Vuong Trieu, Ph.D.	55	Chief Executive Officer
Matthew M. Loar	56	Chief Financial Officer
Fatih Uckun, M.D. Ph.D.	60	Chief Medical Officer
Chulho Park, Ph.D.	53	Chief Technology Officer

Vuong Trieu, Ph.D., Chief Executive Officer (biography above).

Matthew M. Loar was appointed as our Chief Financial Officer in July 2015. Mr. Loar was previously Chief Financial Officer of KineMed, Inc., a privately-held biotechnology company, from January 2014 to July 2015. From January 2010 to January 2014, Mr. Loar was an independent financial consultant to companies in the biopharmaceutical industry. While consulting, he also served as acting Chief Executive Officer and Chief Financial Officer of Neurobiological Technologies, Inc. (NTI), a publicly-traded pharmaceutical company, from February 2010 through February 2019 and as Chief Financial Officer of Virolab, Inc., a biotechnology company, from May 2011 to August 2012. Previously, he was Chief Financial Officer of NTI from April 2008 to December 2009. Earlier in his career, Mr. Loar was Chief Financial Officer of Osteologix, Inc., a publicly traded pharmaceutical company, from 2006 to 2008, and of Genelabs Technologies, Inc., a publicly-traded biopharmaceutical and diagnostics company, from 1995 to 2006. Mr. Loar received a B.A. in Legal Studies from the University of California, Berkeley and is a Certified Public Accountant (inactive) in California.

Fatih Uckun, M.D., Ph.D., was appointed Oncotelic Inc.’s Chief Medical Officer in January 2019. Prior to joining Oncotelic, Dr. Uckun served as Head of Immuno-Oncology at Ares Pharmaceuticals (from 2015 to 2019) and Executive Medical Director and Strategy Lead in Global Oncology and Hematology at Syneos Health (from 2017 to 2018). Prior to this, he was Vice President of Research and Clinical Development at Nantkwest, Chief Scientific Officer of Jupiter Research Institute and, before that, held senior-level scientific and research positions at Parker Hughes Institute and its cancer center, Paradigm Pharmaceuticals, and the Children’s Cancer Study Group. From 2012-2015, Dr. Uckun served as chair of the Biotargeting Working Group and a Member of the Coordination and Governance Committee of the NCI Alliance for Nanotechnology in Cancer. From 2009 to 2015

he was a Professor of Pediatrics and Head of Translational Research in Leukemia and Lymphoma of the Children’s Center for Cancer and Blood Diseases at the University of Southern California. During his tenure at the University of Minnesota from 1986 to 1997, Dr. Uckun worked as a Professor of Therapeutic Radiology-Radiation Oncology, Pharmacology, and Pediatrics as well as Director of the Biotherapy Institute at the University of Minnesota, where he became the first recipient of the Endowed Hughes Chair in Biotherapy. Dr. Uckun is an elected Member of the American Society for Clinical Investigation (ASCI), an honor society for physician-scientists, and an active member of several professional organizations. He received numerous awards for his work on monoclonal antibodies, recombinant cytokines and fusion proteins, radiation sensitizers, kinase inhibitors and targeted therapeutics for difficult-to-treat cancers, including the Stohlman Memorial Award of the Leukemia Society of America, the highest honor given to a Leukemia Society Scholar. He has published more than 500 peer-reviewed papers, authored numerous review articles and book chapters and is an inventor on numerous patents.

Chulho Park, Ph.D., has strong biopharmaceutical research and development and leadership experience across diverse biotech and pharma settings. He has served as the Chief Business Officer of Oncotelic since its formation in 2015. Prior to that was the Chief Executive Officer and Founder of MabPrex from 2010 to 2018, where he led the pharmaceutical development of therapeutic antibodies as well as small molecule drugs. He served as President of Pharmaceutical Development at IgDraSol, Inc. from January 2013 through its sale to Sorrento Therapeutics, Inc. in September 2013. Dr. Park led the CMC development at IgDraSol bringing manufacturing of the drug product to FDA’s manufacturing standard. Previously, Dr. Park has held positions with Eli Lilly & Company, Applied Molecular Evolution, and aTyr Pharma Inc.

Executive Compensation

Dr. Trieu, Dr. Uckun and Dr. Park are contemplated to receive an annual base salary of $450,000, $400,000, and $350,000, respectively following the completion of an additional financing which provides additional capital to fund the Company’s operations. The Company expects to enter into written employment agreements with each of its executive officers in the coming weeks, which will include customary compensation terms relating to base compensation, bonus, equity incentive and related benefits. Each of Dr. Trieu, Dr. Uckun and Dr. Park entered into the Company’s standard form of indemnification agreement.

For the year ended December 31, 2018, Dr. Schwieterman and Mr. Loar were the Company’s named executive officers. The following discussion relates to their compensation for that period.

Summary Compensation Table

The following table shows the total compensation paid or accrued during 2018 and 2017 to our President and Chief Executive Officer and the Chief Financial Officer, the latter of which is the only other executive officer earning more than $100,000 in 2018.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation		Total
William D. Schwieterman, M.D.	2018	$205,000	$—	$155,875	$103,217	(2)	$464,092
President and Chief Executive Officer	2017	362,692	—	154,508	130,825	(2)	648,025
Matthew M. Loar	2018	162,500	—	116,906	—		279,406
Chief Financial Officer	2017	287,500	—	98,323	—		385,823

(1)	The fair values for all stock awards in this table represent the estimated award value at the time of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Weighted-Average Assumptions	2018	2017
Risk-free interest rate	2.8%	2.0%
Expected life (years)	5.2	6.0
Expected volatility	88%	88%
Dividend yield	0.0%	0.0%

The values of stock option grants shown in the table represent the full estimated Black-Scholes option value at the grant date, pursuant to compensation disclosure rules of the SEC. However, the stock option grants in the table vest over one to four years, and the values shown do not take into account subsequent increases or decreases in actual value to the recipient. See the Narrative Disclosure below for information regarding the number of shares granted to each of the named executive officers. See Note 6 to our Financial Statements included in this Annual Report on Form 10-K for the year ended December 31, 2018 for additional information regarding the assumptions used to determine the fair value of each of the option awards in this table. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Represents costs for a furnished apartment in San Francisco, California, the cost of one economy class round-trip ticket between San Francisco, California and Mobile, Alabama per month, and the income tax impact of these expenses.

Narrative Disclosure to Summary Compensation Table

Dr. William D. Schwieterman. On May 15, 2015, we entered into an employment agreement with Dr. Schwieterman for his service as President and Chief Executive Officer, which was subsequently amended on July 31, 2015. Pursuant to the terms of this agreement, Dr. Schwieterman was entitled to receive an annual base salary of $410,000. In addition, he was eligible for an annual bonus of up to fifty percent of his then-current annual base salary, based on the Board of Directors’ assessment of his performance and the Company’s performance. Dr. Schwieterman’s employment agreement also provided for the Company to pay the costs of furnished housing in San Francisco, California and the cost of one economy class roundtrip airplane ticket between San Francisco, California and Mobile, Alabama per month.

On October 2, 2017, the Company and Dr. Schwieterman agreed to a 50% reduction in his base annual salary, to $205,000, with reinstatement to previous levels contingent on the Company raising additional funding of at least $4 million or the execution of a licensing or collaboration agreement with certain conditions. Dr. Schwieterman continued to receive the reduced salary until the Merger. For calendar years 2018 and 2017, the Board of Directors determined that Dr. Schwieterman would not receive an annual bonus due to the financial condition of the Company.

On January 12, 2017, the Company granted Dr. Schwieterman options to purchase 550,000 shares of our Common Stock with an exercise price of $0.375 per share, which vest over a four-year period. On June 20, 2018, the Company granted Dr. Schwieterman options to purchase 1,000,000 shares of our Common Stock with an exercise price of $0.22 per share, which vest in monthly installments over a one-year period. The one-year vesting period for the option granted in 2018 was chosen to partially compensate Dr. Schwieterman for the below-market salary that has been effective since October 2, 2017.

On April 17, 2019, Dr. Schwieterman and the Company entered into a Separation and Release Agreement (the “Schwieterman Agreement”), providing, among other things, that Dr. Schwieterman will receive, in lieu of any other severance payments otherwise due and payable to Dr. Schwieterman, which currently aggregate $410,000 upon a change in control of the Company, (i) a payment of $205,000 in cash, upon the closing of a financing in which at least $10 million in gross proceeds is received by the Company subsequent to the closing of the Merger, and (ii) an additional payment of $205,000 in cash, upon the closing of a financing in which at least an additional $10 million in gross proceeds is received by the Company.

Matthew M. Loar. On July 20, 2015, we entered into an employment agreement (the “Loar Agreement”) with Mr. Loar for his service as our Chief Financial Officer. Pursuant to the terms of the Loar Agreement, Mr. Loar is entitled to receive an annual base salary of $325,000. In addition, he is eligible for an annual bonus of up to thirty-five percent of his then-current annual base salary, based on the Board of Directors’ assessment of his performance and the Company’s performance.

On October 2, 2017, the Company and Mr. Loar agreed to a 50% reduction in his base annual salary, to $162,500, with reinstatement to previous levels contingent on the Company raising additional funding of at least $4 million or the execution of a licensing or collaboration agreement with certain conditions. Mr. Loar continues to receive the reduced salary as of the date of the filing of this report. For calendar years 2018 and 2017, the Board of Directors determined that Mr. Loar would not receive an annual bonus due to the financial condition of the Company.

Mr. Loar may terminate his employment agreement upon written notice to us. We may terminate the employment agreement without prior written notice for cause, or without cause on sixty days’ prior written notice. If his employment is terminated by us for cause, by reason of his death or disability or by Mr. Loar without good reason, we will pay him the amount of our accrued obligations, as of the date of such termination. If his employment is terminated by us other than for cause or by Mr. Loar with good reason, we will pay him the accrued obligations, an amount equal to twelve months of his applicable base salary and twelve months of health insurance premiums pursuant to COBRA, subject to the conditions outlined in the Loar Agreement.

If his employment is terminated by us other than for cause or by Mr. Loar with good reason in the one year following the effective date of a change in control of the Company, we will pay him our accrued obligations, an amount equal to twelve months of his applicable base salary and twelve months of COBRA premiums on the same conditions described above. In addition, all of his unvested equity awards outstanding on the date of termination shall vest and be immediately exercisable. Mr. Loar has also agreed not to directly or indirectly solicit for employment, during his employment and for a twelve-month period following termination of his employment, any person who is (or has been in the past year) a Company officer, executive or key employee.

All payments made and benefits available to Mr. Loar in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.

On January 12, 2017, the Company granted Mr. Loar options to purchase 350,000 shares of our common stock with an exercise price of $0.375 per share, which vest over a four-year period. On June 20, 2018, the Company granted Mr. Loar options to purchase 750,000 shares of our common stock with an exercise price of $0.22 per share, which vest in monthly installments over a one-year period. The one-year vesting period for the option granted in 2018 was chosen to partially compensate Mr. Loar for the below-market salary that has been effective since October 2, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding grants of stock options as of December 31, 2018 to each of the executive officers named in the Summary Compensation Table. There were no grants of unvested stock awards outstanding as of December 31, 2018. Exercise prices shown are rounded to the nearest whole cent.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
William D. Schwieterman, M.D.	5,140	—	$5.30	1/02/2019
President and Chief Executive Officer	10,060	—	2.70	7/01/2019
	4,880	—	2.79	1/02/2020
	5,280	—	2.60	7/02/2020
	268,750	31,250	1.43	5/28/2025
	—	75,000	1.43	5/28/2025
	343,750	156,250	0.73	3/21/2026
	263,542	286,458	0.38	1/12/2027
	500,000	500,000	0.22	6/20/2028
Matthew M. Loar	128,125	21,875	$1.37	7/20/2025
Chief Financial Officer	180,468	82,032	0.73	3/21/2026
	167,708	182,292	0.38	1/12/2027
	375,000	375,000	0.22	6/20/2028

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-In-Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to Dr. Schwieterman and Mr. Loar in the event of a termination of their employment or a change of control of the Company.

Pursuant to the Schwieterman Agreement, Dr. Schwieterman will receive, in lieu of any other severance payments otherwise due and payable to Dr. Schwieterman, (i) a payment of $205,000 in cash, upon the closing of a financing in which at least $10 million in gross proceeds is received by the Company subsequent to the closing of the Merger, and (ii) an additional payment of $205,000 in cash, upon the closing of a financing in which at least an additional $10 million in gross proceeds is received by the Company.

The following table summarizes the potential payments to Mr. Loar assuming that one of the described termination events occurs. The table assumes that the event occurred on December 31, 2018, the last day of our fiscal year. On the final trading day of our fiscal year the closing price of our common stock on OTCQB Market was $0.08 per share.

Matthew M. Loar

Executive Benefits and Payments Upon Termination	Termination within 12 months Following Change in Control	Voluntary Termination by Executive or Death	Involuntary Not for Cause Termination or Termination by Executive with Good Reason	For Cause Termination	Disability
Base Salary	$325,000	$—	$325,000	$—	$—
Annual Bonus (35% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if earned and not already paid
Acceleration of Vesting of Equity	100%	0%	0%	0%	0%
Stock Options:
Number of Stock Options	661,199	—	—	—	—
Value upon Termination	$—	$—	$—	$—	$—
Vested Stock Received:
Number of Shares	—	—	—	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months	N/A	Up to 12 months	N/A	N/A
	$30,437	$—	$30,437	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A

The information set forth above is described in more detail in the Narrative Disclosure to the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 14, 2019 with respect to the beneficial ownership of the Company’s outstanding securities by (a) each of the Company’s executive officers and directors, (b) the Company’s directors and executive officers as a group and (c) holders of more than 5% of the Company’s securities. Except as otherwise indicated, each of the Stockholders listed below has sole voting and investment power over the shares beneficially owned.

The following table sets forth information, as of May 14, 2019, regarding the beneficial ownership of our Common Stock by:

•	each of our directors and our director nominees;

•	each of our executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5% of our Common Stock.

The address for each beneficial owner listed is c/o Mateon Therapeutics, Inc. 701 Gateway Boulevard, Suite 210, South San Francisco, California, 94080.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder, subject to community property laws where applicable.

In accordance with applicable SEC rules, the number of shares reflected as beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC. Under those rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after May 14, 2019 through the exercise of any stock option, warrants or other rights. As detailed in the footnotes to the table, we have included the shares issuable upon conversion of Preferred Stock.

We have computed the percentage of shares beneficially owned on the basis of 275,813,619 shares of our Common Stock outstanding as of May 14, 2019, which reflects the assumed conversion of all of our outstanding shares of Preferred Stock into an aggregate of 193,712,955 shares of Common Stock. Shares of our Common Stock that a person has the right to acquire within 60 days after May 14, 2019 through other means, such as a stock option or warrant, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person (other than the percentage ownership of all directors and executive officers as a group).

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Directors and Officers:
Vuong Trieu	113,867,439	(1)	41.3%
William D. Schwieterman	3,699,768	(2)	1.3%
Steven W. King	3,988,423	(3)	1.4%
Anthony E. Maida III	1,137,314	(4)	* %
Matthew M. Loar	2,062,500	(5)	* %
Fatih Uckun	8,545,504	(6)	3.1%
Chulho Park	16,096,832	(7)	5.8%
All officers and directors as a group (8 persons)	149,397,780	(8)	53.2%

Beneficial owners of more than 5%
Vuong Trieu	113,867,439	(1)	41.3%
Larn Hwang	23,445,992	(9)	8.5%
Chao Hsiao	17,048,605	(10)	6.2%
Chulho Park	16,096,832	(7)	5.8%

(1)

Includes: (a) 90,514,526 shares owned directly by the reporting person, including 74,455,718 shares which are issuable upon conversion of Preferred Stock; (b) 16,780,384 shares registered in the name of Autotelic, Inc., including 13,849,161 shares issuable upon conversion of Preferred Stock, and (c) 6,872,529 shares registered in the name of Dr. Trieu’s spouse, including 5,672,025 shares issuable upon conversion of Preferred Stock. Dr. Trieu is the Chief Executive Officer of Autotelic, Inc. and in that capacity has the sole authority to control the voting and the disposition of Common Stock and Preferred Stock owned by Autotelic, Inc. Dr. Trieu disclaims beneficial ownership of the shares held by Autotelic, Inc., except to the extent of his pecuniary interest therein.

(2)

Consists of (i) 625,747 shares of Common Stock, (ii) 625,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (iii) 2,449,021 shares issuable upon exercise of outstanding stock options.

(3)	Shares held in the name of Artius Bioconsulting, LLC, consists of (i) 696,704 shares of Common Stock and (ii) 3,291,720 shares of Common Stock underlying 3,291.720 shares of Preferred Stock.
(4)	Consists of (i) 198,668 shares of Common Stock and (ii) 938,646 shares of Common Stock underlying 938.646 shares of Preferred Stock.
(5)

Consists of (i) 300,000 shares of Common Stock, (ii) 250,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (iii) 1,512,500 shares issuable upon exercise of outstanding stock options.

(6)	Consists of (i) 1,492,742 shares of Common Stock and (ii) 7,052,762 shares of Common Stock underlying 7,052.762 shares of Preferred Stock.
(7)	Consists of (i) 2,811,819 shares of Common Stock and (ii) 13,285,013 shares of Common Stock underlying 13,285.013 shares of Preferred Stock.
(8)

Consists of (i) 26,016,216 shares of Common Stock, (ii) 118,545,043 shares of Common Stock underlying 118,545.043 shares of Preferred Stock, 875,000 shares of Common Stock issuable upon exercise of outstanding warrants, and (iii) 3,961,521 shares issuable upon exercise of outstanding stock options.

(9)	Consists of (i) 4,095,581 shares of Common Stock and (ii) 19,350,411 shares of Common Stock underlying 19,350.411 shares of Preferred Stock.
(10)	Consists of (i) 2,978,076 shares of Common Stock and (ii) 14,070,529 shares of Common Stock underlying 14,070.529 shares of Preferred Stock.

ADDITIONAL INFORMATION

Stockholder Proposals

The Board has not yet determined the date on which our next annual meeting of Stockholders will be held. Any proposal by a Stockholder intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s offices a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to Stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

Delivery of Information to a Shared Address

If you and one or more Stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered Stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080, or call the Company at (650) 635-7000 and the Company will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

Where You Can Find More Information about the Company

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can review and download copies of those materials on the website of the SEC, at www.sec.gov, or in the “SEC filings” section of our website at www.mateon.com.

By Order of the Board of Directors,

/s/ VUONG TRIEU
Vuong Trieu
Chief Executive Officer

South San Francisco, CA
[●], 2019